News Release
Axalta Coating Systems 1050 Constitution Avenue Philadelphia, PA 19112 USA	Investor Contact Christopher Evans D +1 484-724-4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

For Immediate Release

Axalta to Acquire The CoverFlexx Group, a Leading Aftermarket Coatings Business Focused on Economy Customers in North America

PHILADELPHIA, Pa., May 13, 2024 – Axalta Coating Systems (NYSE: AXTA), a leading global coatings company, today announced that it has entered into a definitive agreement to acquire The CoverFlexx Group from Transtar Holding Company for initial cash consideration of $285 million, plus an additional $10 million earnout based on the business’s 2024 performance. Closing is expected to occur in the third quarter and is subject to regulatory approval and other customary closing conditions.

The CoverFlexx Group manufactures and sells coatings for automotive refinish and aftermarket applications, focused on economy customers in North America. The business offers a wide range of primers, basecoats and clearcoats, as well as aerosols, fillers, bedliners, detailing products and paint shop accessories. Established brands of The CoverFlexx Group include Transtar® Autobody Technologies, Pro FormTM and Aftermkt ArmorTM products. The CoverFlexx Group had revenue of $78 million in 2023 with operations that include more than 120 employees and manufacturing and product development sites in Brighton, Michigan and Milton, Ontario.

“This acquisition aligns with our ongoing investment in Axalta’s Refinish business. We believe The CoverFlexx Group’s value-based solutions are an excellent complement to Axalta’s portfolio of offerings,” said Chris Villavarayan, Axalta’s Chief Executive Officer and President.

Troy Weaver, Axalta’s President, Global Refinish, added, “We are excited to have The CoverFlexx Group join the Axalta family. We expect the additional brands and capabilities will provide significant value to our customers and will further support the growth of our Refinish business.”

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries, including the timing and expected benefits of Axalta's acquisition of The CoverFlexx Group. Axalta has identified some of these forward-looking statements with words such as “expected,” “expect,” “believe,” “will,” or other comparable or similar terminology. Forward-looking statements are based on management's expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, the satisfaction of the closing conditions of the transaction, the parties' ability to consummate the transaction on the anticipated terms and schedule, and Axalta's ability to achieve the expected benefits of the transaction. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

About Axalta
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us on Facebook, LinkedIn and @axalta on X.

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